EXHIBIT L

March 4, 2004



Prospect Street High Income Portfolio Inc.
13455 Noel Road
Suite 1300
Dallas, Texas  75240

Ladies and Gentlemen:

We have acted as counsel to Prospect Street High Income Portfolio Inc. (the "Fund") in connection with the preparation of a Registration Statement on Form N-2 (File No. 333-84589) (the "Registration Statement"), relating to the proposed issuance of 2,700,000 shares of common stock, par value $.03 per share, of the Fund (the "Common Stock"). The Common Stock is to be sold on a continuous basis pursuant to (i) the shelf registration provisions of Rule 415(a)(1)(x) under the Securities Act of 1933, as amended, and (ii) a Distribution Agreement to be entered into by the Fund and B. Riley & Co., Inc., as principal underwriter (the "Distribution Agreement").

We have examined the Fund's Articles of Incorporation, as amended and Amended and Restated By-laws, and are familiar with the actions taken by the Fund's Board of Directors in connection with the issuance and the sale of the Common Stock. We have also examined the form of Distribution Agreement filed as an exhibit to the Registration Statement and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Attorneys involved in the preparation of this opinion are admitted only to the bar of the State of New York. As to various questions arising under the laws of the State of Maryland, we have relied on the opinion of Piper Marbury Rudnick & Wolfe LLP, a copy of which is attached hereto.

For purposes of this opinion, we have assumed that the Distribution Agreement in substantially the form filed as an exhibit to the Registration Statement will have been duly executed and delivered by and on behalf of each of the parties thereto, and that the Fund or its agent receives consideration for the Common Stock as set forth in the Registration Statement.

Based on the foregoing, we are of the opinion that the Common Stock to be offered for sale pursuant to the Prospectus will have been duly authorized and when sold, issued and paid for as contemplated in the Registration Statement and authorized by the Board of Directors of the Fund, will have been validly and legally issued and will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required by Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,


STROOCK & STROOCK & LAVAN LLP